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Exhibit 10.1

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE ("this Amendment"), made as of the 1st day of May, 2002, by and between MERIDIAN COMMERCIAL PROPERTIES LIMITED PARTNERSHIP, a Florida limited partnership, with offices c/o L&J Schmier Management and Investment Co., 7777 Glades Road, Suite 201, Boca Raton, Florida 33434 (the "Landlord") and CROSS COUNTRY, INC., a Delaware corporation, with offices at 6651 Park of Commerce Boulevard, Boca Raton, Florida (the "Tenant"), is based upon the following

RECITALS:

A.    Landlord as successor to Meridian Properties, a Michigan general partnership ("Meridian"), is the Landlord and Tenant is the Tenant under a certain Lease, made as of April 28, 1997 (the "Original Lease") relating to certain premises consisting of 43,000 rentable square feet located in a building (the "Building") situated in the Meridian Commerce Center, located at 6651 Park of Commerce Boulevard (the "Property");

B.    Landlord, as successor to Meridian, is the Landlord under a certain Lease, dated June 23, 1997 (the "East Apartment Lease") with Florida RS, Inc., a Texas corporation ("RS"), and TC Residential South Florida, L.P., a Texas limited partnership ("TC"), with the Tenant's interest thereunder having been subsequently assigned to East Apartment Management, Inc. ("East Apartment"), covering 20,472 rentable square feet in the Building (the "Gables Premises");

C.    Landlord, as successor to Meridian, is the Landlord under a certain Lease, dated March    , 1998 with RS and TC, as Tenant (the "RSTC Lease") covering 6,934 rentable square feet in the Building (the "Coastal Premises"), which RS and TC subsequently subleased to Coastal Security Systems, Inc. ("Coastal");

D.    Landlord has informed Tenant that East Apartment desires to terminate the East Apartment Lease and that RS and TC desire to terminate the RSTC Lease and that Landlord is agreeable to such terminations, provided that Tenant is willing to lease both the Gables Premises and the Coastal Premises from and after the effective date of such terminations, upon the terms and conditions hereinafter set forth; and

E.    Landlord and Tenant have agreed to amend the Original Lease by enlarging the Demised Premises therein to include both the Gables Premises and the Coastal Premises, upon the terms and conditions hereinafter set forth,

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Landlord and Tenant do hereby acknowledge, confirm and memorialize their mutual understandings in the following

AGREEMENT:

1.    Article 1 of the Original Lease is hereby amended, so that commencing on the Expansion Date (as hereinafter defined), the Demised Premises under the Original Lease shall be enlarged and expanded and the term "Demised Premises" shall be deemed to combine and subsume the Demised Premises under the Original Lease (the "Original Demised Premises"), the Gables Premises and the Coastal Premises and all of the Common Areas in the Building, for a total agreed upon size of 70,406 rentable square feet. Article 4, Section 2 shall likewise be amended to reflect such enlarged agreed upon rentable square feet. As used herein, the term "Expansion Date" shall mean the date(s) on which each of the Gables Premises and the Coastal Premises are vacated by Gables and Coastal, respectively, upon which date(s), Landlord shall deliver and turn over exclusive possession thereof to Tenant.

2.    Landlord shall use reasonable efforts to cause Gables and Coastal, respectively, to vacate their respective premises, so as to enable Landlord to deliver and turn over exclusive possession thereof to

Tenant as soon as possible. Upon such delivery and turn over, the Gables Premises and the Coastal Premises shall each be in broom swept clean condition and Tenant shall accept possession of both premises in their then existing "as is" physical condition, subject to the subsequent respective maintenance and repair obligations of the Landlord and Tenant pursuant to the Original Lease as amended hereby.

3.    Article 4, Section 1 of the Original Lease is hereby amended, so that commencing on and as of the Expansion Date for each of the Gables Premises and the Coastal Premises, the Base Rent payable by Tenant with respect thereto shall be $15.00 per rentable square foot. Such Base Rent shall be payable in advance by Tenant to Landlord on a pro-rated basis for the period between the Expansion Date for the premises being turned over to Tenant and the first day of the next calendar month, on which date (and on the first day of each and every calendar month thereafter), the monthly installment of Base Rent for all of the premises then covered by the Original Lease (including the Original Demised Premises, the Gable Premises and the Coastal Premises) shall be due and payable, each time by wire transfer of funds to such account as Landlord shall have designated from time to time.

4.    Commencing as of May 1, 2003 and continuing on each anniversary thereafter, the Base Rent payable for each of the Gables Premises and the Coastal Premises shall be increased, simultaneously with the Base Rent on the original Demised Premises, by a factor of 3% over the Base Rent payable during the previous twelve month period, each of which 12 month periods shall hereafter be deemed a Lease Year under the Original Lease, notwithstanding anything contained in Article 2, Section 1 of the Original Lease to the contrary.

5.    Tenant hereby exercises its first option to extend the term of the Original Lease for five (5) additional years, such that the new expiration date of the Original Lease shall be May 1, 2013. In the event Tenant subsequently exercises its option to extend the term of the Original Lease for a second successive five (5) year term, Landlord shall provide Tenant with an option to extend the term of the Original Lease for a third five (5) year term, upon and subject to the terms and conditions set forth in Article 3, Section 1 of the Original Lease.

6.    Inasmuch as the enlargement and expansion of the Demised Premises pursuant to this Amendment places the entire Building under the Original Lease with Tenant, Article 3, Section 2 of the Original Lease is hereby deleted and Article 5 Section 1 is hereby amended to make Tenant's Proportionate Share mean 100%.

7.    Except to the extent amended herein by enlarging the Demised Premises and increasing the rental obligation of Tenant on account of such enlargement, the Original Lease is hereby ratified and confirmed by the parties and declared by them as remaining valid and binding obligations of each of such parties. All capitalized terms contained in this Amendment that are not expressly defined herein shall have the same meanings, if any, as are ascribed to such terms in the Original Lease. This Amendment may be executed by the parties hereto in separate counterparts, all of which, when taken together, shall constitute one and the same agreement. No agreement shall exist pursuant to this Amendment unless and until this Amendment or a separate counterpart hereof is signed by each of the parties hereto. Facsimile counterparts of this Amendment as executed by such parties shall be deemed and treated as executed originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:
MERIDIAN COMMERCIAL PROPERTIES LIMITED PARTNERSHIP, By HSGS, INC. Its General Partner
By:	/s/ JEFFREY L. SCHMIER Name: Jeffrey L. Schmier Title: President
TENANT:
CROSS COUNTRY, INC.
By:	/s/ JOSEPH A. BOSHART Name: Joseph A. Boshart Title: President & Chief Executive Officer

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  Exhibit 10.1
  AMENDMENT TO LEASE
  RECITALS
  AGREEMENT